Exhibit 99.3

REPLAY ACQUISITION CORP.

Nominating and Corporate Governance Committee Charter (the “Charter”)

I.                                        Purpose

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Replay Acquisition Corp. (the “Company”) shall:

(a)         identify and to recommend individuals qualified to serve as directors of the Company and on committees of the Board;

(b)         advise the Board with respect to the Board composition, procedures and committees;

(c)          develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; and

(d)         oversee the evaluation of the Board and the Company’s management.

While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

II.                                   Organization

The Committee shall consist of three or more members of the Board as determined from time to time by the Board.  Each member of the Committee shall be “independent” and qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the “NYSE”), and any additional requirements that the Board deems appropriate.

The chairperson of the Committee shall be designated by the Board; provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board.  No member of the Committee shall be removed except by majority vote of the Board.

III.                              Meetings

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but at least once annually.  The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and shall report regularly to the Board on its activities, as appropriate.

IV.                               Authority and Responsibilities

•                  Identifying, recruiting and, if appropriate, interviewing candidates to fill positions, including vacancies, on the Board, including persons suggested by shareholders.

•                  Reviewing the background and qualifications of individuals being considered as director candidates, consistent with criteria approved by the Board.

•                  Establishing subcommittees for the purpose of evaluating special or unique matters; provided, however, that no subcommittee shall consist of fewer than two members.

•                  Evaluating, on an annual basis, the Board’s and management’s performance.

•                  Evaluating, on an annual basis, the Committee’s performance and report to the Board on such performance.

•                  Developing and making recommendations to the Board regarding corporate governance guidelines applicable to the Company and overseeing the implementation of such guidelines.

V.                                    Reporting

The Committee shall, on an annual basis, evaluate its performance.  In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate.  The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following:  the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

VI.                               Resources

The Committee shall have the sole authority to retain and terminate advisors, at the Company’s expense, such as independent counsel, other consultants or advisors as it deems necessary or appropriate in carrying out its duties. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, such fees to be borne by the Company.